Exhibit 99.1

                   HALIFAX ANNOUNCES SECOND QUARTER
                           FINANCIAL RESULTS

                   Quarterly EPS of $0.06 Represents
          Three-Fold Increase over First Quarter Performance

ALEXANDRIA, VA - October 30, 2003 - Halifax Corporation (AMEX:HX) today announced its financial results for the quarter ended September 30, 2003.

For the quarter ended September 30, 2003, revenues were $12.5 million versus $14.1 million for the comparable period of 2002, a decrease of 13%. The revenue decrease was primarily due to reductions in hardware orders from government customers, a trend that has continued for several quarters and reflects the Company's strategy to emphasize a services-oriented model. Revenues were also negatively affected by pricing adjustments associated with certain contract extensions.

Net income for the quarter ended September 30, 2003, was $152,000, or $0.06 per basic and diluted share, versus $190,000, or $0.09 per basic and diluted share, for the comparable quarter of last year.

Compared to the quarter ended June 30, 2003, revenues increased 17% and net income rose 198%.

Charles McNew, president and chief executive officer, noted, "We're pleased with the improvement we've made over the previous quarter, with revenues and profits up significantly. Our services strategy is visibly positioning the Company for continued growth in the enterprise maintenance solutions marketplace.

"Our quarterly earnings results reflect the benefit of reduced overhead costs, as we continue to refine our cost structure to support effective service delivery. Our service business continues to grow as is evidenced by our backlog of $56.3 million, which is up for the third consecutive quarter."

For the six months ended September 30, 2003, revenues were $23.1 million compared to $28.1 million for the same period last year. Net income was $203,000, or $0.09 per basic and $0.08 per diluted share, for the first six months of this year compared to $333,000, or $0.15 per basic and diluted share, for the same period of the prior year.

McNew added, "We are completing the final phases of the integration of the Microserv acquisition, and we continue to expect to generate accretive earnings and improved market positioning as we move forward. Additionally, our balance sheet continues to improve as a result of sustained profitability, the recent private placement and a corresponding reduction in debt."

He added, "We are bullish regarding our future prospects, and we believe that our leadership position in the enterprise maintenance solutions marketplace will continue to afford ongoing improvement in shareholder value."

The Company will host a conference call for investors at 11 a.m. EST on Thursday, October 30, 2003, to review the financial and operational results for the quarter. The conference call phone number is 888-882-0114 for U.S. callers and 212-346-6468 for international callers. The conference call replay will be available from 1 p.m. EST on Thursday, October 30, 2003 to 1 p.m. EST on Friday, October 31, 2003. The replay number is 800-633-8284 for U.S. callers and 402-977-9140 for international callers. The reservation number is 21164516.

Founded in 1967, Halifax Corporation is an enterprise maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The Company's principal products are high availability hardware maintenance services, technology deployment and integration services, and secure network program services. More information on Halifax can be found at www.hxcorp.com.

Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management's beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company's financial statements, please refer to the Company's reports filed with the Securities and Exchange Commission.



                          Halifax Corporation
                        Summary Financial Data
                (in thousands expect per share amounts)

                                  Three Months     Six Months Ended
                                     Ended           September 30,
                                 September 30,

 Statements of Operations        2003     2002      2003      2002

 Revenues                       $12,461  $ 14,055  $ 23,137  $ 28,070


 Operating income                   303       360       502       698

 Other income                        6         11       10        12
 Interest expense                 (142)     (166)     (289)     (347)

 Income tax benefit (expense)      (15)      (15)      (20)      (30)

 Net income                     $   152    $  190    $  203   $   333


 Earnings per common share -
 basic:                         $   .06    $  .09    $  .09   $   .15

 Earnings per common share -
 diluted:                       $   .06    $  .09    $  .08   $   .15

 Weighted average number of
 common shares outstanding:

 Basic                            2,557     2,176     2,365     2,176
 Diluted                          2,627     2,211     2,400     2,200



 Balance Sheets                    September 30,      March 31,
                                        2003            2003
 Current assets                          $  14,862      $  12,354
 Non-current assets                          6,541          4,415

 Total assets                            $  21,403      $  16,769

 Current liabilities                     $  10,074      $   7,262
 Non-current liabilities                     8,347         10,138

 Total liabilities                          18,421         17,400

 Stockholders' equity (deficit)              2,982          (631)

 Total liabilities and
 stockholder's equity (deficit)           $ 21,403       $ 16,769
